EXHIBIT 99.1

PRESS RELEASE

Investor Relations Contact:

Rod Cooper (831.439.2371)

rod.j.cooper@seagate.com

Media Relations Contact:

Woody Monroy (831.439.2838)

woody.monroy@seagate.com

NEW SAC AND SEAGATE CEO, PRESIDENT AND CFO COMMIT

NOT TO SELL SEAGATE COMMON STOCK

SCOTTS VALLEY, Calif.—October 24, 2003—Seagate Technology (NYSE: STX) announced today that its principal shareholder, New SAC, has informed the Company that, in view of the recent decline in the price of Seagate’s Common Stock and concerns which may exist in the investment community about the impact of any sales by New SAC at this time, it will not sell for the duration of the lock-up period any of the 16 million shares of Seagate Common Stock which it might otherwise be permitted to sell as a result of the previously announced modification on October 21, 2003 of the 180-day lock-up which expires on January 20, 2004.

In addition, Chief Executive Officer Steve Luczo, President Bill Watkins and Chief Financial Officer Charles Pope have individually committed not to sell any shares of Seagate Common Stock during the same lock-up period.

Seagate is the worldwide leader in the design, manufacturing and marketing of hard disc drives, providing products for a wide range of Enterprise, PC, Notebook and Consumer Electronics applications. The Company is committed to delivering award-winning products, customer support and reliability, to meet the world’s growing demand for information storage. Seagate can be found around the globe and at www.seagate.com.

Seagate and Seagate Technology are registered trademarks of Seagate Technology LLC.

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